Exhibit 3.2

BY-LAWS

OF

BANCO LATINOAMERICANO DE EXPORTACIONES, S. A.

CHAPTER I. NAME

ARTICLE 1: The name of the corporation is Banco Latinoamericano de Exportaciones, S.A., in Spanish, and Latin American Export Bank, Inc., in English, and may also be known commercially as Bladex (herein, the “Corporation”).

CHAPTER II. OFFICES

ARTICLE 2: The Board of Directors shall establish the legal domicile of the Corporation in Panama City, Republic of Panama.

ARTICLE 3: In addition, the Corporation may establish offices in other places and countries and establish the subsidiaries, branches, agencies, representation and correspondent offices the Board of Directors may deem convenient.

CHAPTER III. MEETINGS OF SHAREHOLDERS

Section A. Holders of Common Shares

ARTICLE 4: Annual or extraordinary general meetings of the holders of common shares must be held in the place, date and time fixed in the notice thereof, subject to the requirement of the presence of quorum contemplated in Article 10 of these By-Laws.

ARTICLE 5: Subject to Article 4 and Article 9 of the By-Laws, the Corporation shall hold a general meeting of the holders of common shares every year, on the date and in the place determined by a resolution of the Board of Directors, to elect directors and consider any other matter duly submitted to the meeting by the Board of Directors.

ARTICLE 6: The Annual General Meeting of Shareholders especially shall:

(a) Subject to the provisions of the Articles of Incorporation, elect the members of the Board of Directors;

(b) Designate external auditors;

(c) Approve the audited annual financial statements of the

Corporation as submitted by the Board of Directors; and

(d) Consider any other business duly submitted to the meeting.

ARTICLE 7: Subject to Article 5 and Article 9 of these By-Laws, the Corporation may hold special meetings of the holders of common shares called by the Board of Directors, each time that it considers convenient. In addition, the Board of Directors or its President, must call a special meeting of holders of common shares whenever so requested in writing by one or more holders of common shares representing at least a twentieth (20th) part of the authorized capital.

ARTICLE 8: Any meeting of shareholders, whether ordinary or extraordinary, shall be called by notice to each registered shareholder with voting rights, by personal delivery, by facsimile transmission, by telex, by courier, by air mail or by any other means authorized by the Board of Directors, no less than thirty (30) days before the date of the meeting, counted from the date the notice is sent. The notice of the meeting shall include its agenda.

ARTICLE 9: Within twenty (20) days of the date fixed for holding the meeting, or during the course thereof, any holder of common shares shall have the right to request, the Board of Directors or the President of the meeting, to include any matter in the agenda. Such matter shall be considered in the meeting if the above-mentioned request is supported by the affirmative vote of two-thirds ( 2/3) of the common shares issued and outstanding.

ARTICLE 10: At any meeting of shareholders, any shareholder may be represented by proxy, who need not be a shareholder, and who may be appointed by public or private document, with or without power of substitution. Said document must be signed by the registered owner of the shares, or his duly constituted proxy, and upon presentation thereof to the Corporation it shall be presumed that it has been duly granted, unless otherwise proven. A power of attorney shall not be valid after eleven (11) months from the date of issue unless a longer term is expressly stated.

A duly authorized power of attorney may not be deemed revoked, and shall continue in full force and effect, until such time as a document with a later date revokes it or another proxy is duly constituted by means of a document bearing a later date. A person represented by a proxy may suspend the exercise of the corresponding power of attorney and exercise his/her voting right at a meeting of shareholders if said person is present at the meeting and decides to directly exercise his/her powers as shareholder.

ARTICLE 11: In order to obtain quorum in any meeting of shareholders, it shall be required that one half plus one of the common shares issued and outstanding be represented thereat. When the quorum mentioned before is not obtained to hold a particular meeting of shareholders, said meeting of shareholders shall be validly held on the second meeting dated which for this purpose shall be provided in the notice of the meeting and at such second meeting date quorum shall be constituted by the shareholders present at the meeting.

ARTICLE 12: All of the resolutions of the general meetings of shareholders shall be adopted by the affirmative vote of one half plus one of the common shares represented at said meeting of shareholders. However, the affirmative vote of one half plus one of the common shares represented at a meeting called for such purpose, will be required, including the vote of three fourths ( 3/4) of all Class A common shares issued and outstanding, in order to adopt resolutions regarding:

(a) the dissolution of the Corporation;

(b) the amendment of Articles 2, 3, 4, 11, 12, 16 and 21 of the Articles of Incorporation of the Corporation; or

(c) the merger or consolidation of the Corporation.

ARTICLE 13: The holders of common shares of each class are entitled to one (1) vote per share so held, except that in the elections of the members of the Board of Directors, the holders of shares of each class shall have a number of votes equal to the number of shares of the respective class, multiplied by the number of directors to be elected, and may cast all of their votes for only one candidate or distribute them among the total number of directors to be elected or any two or more of them, as they may deem convenient.

ARTICLE 14: The meeting of shareholders shall be presided by the President of the Corporation or, in his absence, by the person the Board of Directors designates for such purpose.

ARTICLE 15: The Secretary of the Corporation shall be the Secretary of the meetings of shareholders. In his absence, the chairman of the meeting shall appoint any person, present at the corresponding meeting, to act as secretary thereof.

ARTICLE 16: The Board of Directors of the Corporation may appoint one or more persons to verify the counting of the proxies and votes at the meetings, as well as the elections that may be held at said meetings.

ARTICLE 17: The Board of Directors may fix a date, before the holding of every meeting of shareholders, as the registration date for the determination of the shareholders with the right to be called upon and vote at the meeting of shareholders. Said registration date may not be more than forty (40) days before the corresponding date of the meeting. In such case, only the registered shareholders at such date shall be entitled to be called to attend said meeting and vote thereat, without taking into account any transfer or conveyance registered after the corresponding registration date. In the event the Board of Directors fails to fix said registration date, only the persons who appear as holders of shares in the register of the Corporation may be entitled to vote at the corresponding meeting of shareholders upon (i) termination of the working hours of the day immediately prior to the date in which the corresponding call was made or, (ii) if said date is forty (40) or more days before the meeting, upon termination of the working hours of the fortieth (40th) day before the date of the corresponding meeting.

Section B. Meetings per Class

ARTICLE 18: Whenever so requested to the Board of Directors or the President of the Corporation by shareholders representing at least one-twentieth of the shares issued and outstanding of a given class, the holders of such class of shares may hold a meeting separately for the purpose of dealing with any matter that, in accordance with the provisions of the Articles of Incorporation and these By-Laws, is within their competence.

ARTICLE 19: The provisions established in Section A of this Chapter shall be applicable mutatis mutandis to the notice, quorum and the meetings of holders of common shares of a particular class of shares.

Section C. Holders of Preferred Shares.

ARTICLE 20: In the event the holders of preferred shares are to exercise the voting right referred to in Article 4 of the Articles of Incorporation of the Corporation, the holders of preferred shares must be called to a meeting of shareholders of said class of shares by the President of the Corporation, as soon as possible.

ARTICLE 21: The provisions established in Section A of this Chapter shall be applied mutatis mutandis to the notice, quorum and the meetings of holders of preferred shares.

CHAPTER IV. THE BOARD OF DIRECTORS

ARTICLE 22: The Board of Directors shall have the management and control of the affairs and assets of the Corporation, with the exception of such cases as may be reserved by law or by the Articles of Incorporation for the meeting of shareholders. The Board of Directors are specially responsible of the following matters:

(a) Ensure compliance of the resolutions of the General Meeting of Shareholders.

(b) Submit for consideration of the General Meeting of Shareholders the annual audited financial statements of the Corporation;

(c) Approve the budget and annual business and operations plan submitted by the Executive President and supervise its compliance;

(d) Analyze, revise and approve the strategic plan of the Corporation submitted by the Executive President and supervise its compliance, which shall include, without restriction thereto, the long-term and annual goals of the Corporation;

(e) Identify and adopt policies to limit and manage the risks in which the Corporation may incur including risks related to credits, operations, liquidity and funding.

(f) Review and inspect the control and administrative information systems in order to ensure that the information is complete and timely and compliance with the applicable regulatory regime;

(g) Develop, implement and monitor information programs to all shareholders of the Corporation and particularly to shareholders;

(h) Elect by majority of votes the President of the Corporation, the Treasurer, the Secretary, and any other Officer of the Corporation;

(i) Elect the Executive President, by the affirmative vote of at least seven (7) of its members;

(j) Adopt employment and compensation policies for key executives and give support to the selection and evaluation process thereof;

(k) Appoint, pursuant to the provisions of the Articles of Incorporation, the members of the committees of the Board of Directors;

(l) Appoint, pursuant to the provisions of the Articles of Incorporation, the members of the Advisory Council;

(m) Grant general or special powers of attorney to directors, officers, or other employees of the Corporation, or third parties, to manage as many matters as the Board of Directors may deem convenient provided that they are within the powers of the Board of Directors; and

(n) Make sure the activities of the Corporation are conducted with transparency and in compliance with the highest standards of banking ethics.

ARTICLE 23: Directors shall be nominated, elected and

replaced pursuant to the provisions of Article 12 of the Articles of Incorporation of the Corporation.

ARTICLE 24: Directors shall be elected for a period of three (3) years and may be reelected.

ARTICLE 25: Meetings of directors shall be held at least four (4) times a year in the Republic of Panama or in any other country, as determined by the Board of Directors.

ARTICLE 26: Meetings of the Board of Directors shall be deemed as held between persons present at the meeting if the directors that participate in the meeting are in direct communication among them by telephone, videoconference or by any other means of communication authorized by the Board of Directors, and can hear each other during the meeting.

ARTICLE 27: Notice of any meeting of the Board of Directors shall be given by the President or the Secretary of the Corporation by means of a personal notice sent by fax, electronic mail, telex, courier or air mail, to each director.

ARTICLE 28: The presence of at least five (5) directors is necessary for a meeting of the Board of Directors to be duly held.

ARTICLE 29: The Board of Directors shall be presided by the President of the Corporation and in his absence, by the person appointed by the majority of directors present at the meeting.

ARTICLE 30: The Secretary of the Corporation shall be the secretary of the Board of Directors. In his absence, the Chairman of the meeting shall appoint any person present at the meeting to act as the secretary thereof.

ARTICLE 31: The resolutions of the Board of Directors shall be adopted by the affirmative vote of the majority of the directors present at the meeting.

ARTICLE 32: The resolutions of the Board of Directors signed at least by five (5) directors of the corporation shall be valid and binding as resolutions of the Board of Directors duly approved, even if the same are signed on different dates and places and without holding a meeting, provided all directors are informed the proposed resolution and are given the opportunity to render their opinion on the same.

ARTICLE 33: The Board of Directors may create one or more committees, which shall have the powers and duties delegated thereto by the Board, subject to the provisions of the Articles of Incorporation and these By-Laws. Each committee shall be composed by two or more members of the Board of Directors, appointed in the manner and for the purposes and term determined by the Board of Directors.

ARTICLE 34: The Board of Directors may appoint an Advisory Council that may be composed by a maximum of ten (10) persons who need not be directors, officers or shareholders of the Corporation. The Advisory Council shall meet twice a year or whenever convened by the Board of Directors of the Corporation and its duties shall be solely to provide advice to the Board of Directors in the manner and as indicated by the latter.

CHAPTER V. OFFICERS

ARTICLE 35: The officers of the Corporation shall be:

(a) A President of the Corporation;

(b) An Executive President;

(c) A Treasurer; and

(d) A Secretary.

ARTICLE 36: The Board of Directors may appoint other officers to exercise the powers and duties granted or conferred upon them by the Board of Directors.

ARTICLE 37: Officers shall be elected for a period of one (1) year or until their successors are appointed. Officers may be reelected.

ARTICLE 38: Any officer may be removed by the Board of Directors.

ARTICLE 39: The powers and duties of the officers of the Corporation, as specified hereunder, shall be subordinated to the power of the Board of Directors to indicate, change or amend by means of a resolution duly adopted, the powers and duties of the officers and agents with respect to any business or transaction. Without prejudice to the foregoing, the officers shall have the powers and duties hereinafter set forth:

Section A. The President of the Corporation

ARTICLE 40: The President shall act as chairman at all the meetings of the shareholders and the Board of Directors, propose the place and the matters to be considered at such meetings and shall give or shall cause to be given notice of all meetings of the shareholders and of the Board of Directors. The President shall also ensure that all directives and resolutions of the Board of Directors are executed and shall carry out any other matters entrusted to him by the Board of Directors.

ARTICLE 41: The President of the Corporation shall have the following special powers:

(a) Assure the proper operation of the Board of Directors, including to verify that all matters relevant and within the powers of the Board of Directors are included in the agenda of each meeting; to ensure that all members of the Board of Directors receive in a timely manner the necessary information to evaluate the topics to be dealt with at the meetings of the Board of Directors; to strive for the active participation of all members of the Board of Directors and confirm that all resolutions adopted are duly recorded in the minutes drafted by the Secretary;

(b) Represent the Corporation in such events in which the Board of Directors deems it convenient for him to be present; and

(c) Direct, as approved by the Board of Directors, the execution of information programs to all stakeholders of the Corporation and the relationship between the Corporation and such persons.

Section B. The Executive President

ARTICLE 42: The Executive President shall be the legal representative of the Corporation and shall have the following powers subject to the guidelines established by the Board of Directors:

(a) Supervise the daily management of the affairs of the Corporation, specially the execution of its programs, the conduct of its operations, the protection of its patrimony and the performance of all agreements and resolutions of the Board of Directors;

(b) Appoint, promote, transfer, remove and fix the remuneration and other working conditions of the Corporation’s personnel;

(c) Authorize the granting of powers of attorney for the judicial and extrajudicial representation of the Corporation;

(d) Participate in the meetings of the Board of Directors and to authorize by means of his signature the transactions, contracts and documents thereof within the parameters established by the Board of Directors;

(e) Prepare the budget and annual business and operations plan of the Corporation, submit it to the Board of Directors for its revision and approval and execute same;

(f) Prepare the long-term strategy plan of the Corporation, submit it to the Board of Directors for its revision and approval and execute same; and

(g) Any other powers delegated thereto by the Board of

Directors.

In the permanent absence of the Executive President, the representation of the Corporation shall be held by the person or persons from time to time appointed by the Board of Directors of the Corporation.

Section C. The Treasurer

ARTICLE 43: In addition to the powers granted by law, the Treasurer shall keep the accounts of the Corporation and shall have the custody of its funds and securities.

Section D. The Secretary

ARTICLE 44: The Secretary shall attend all meetings of the shareholders and the Board of Directors, and shall register the votes and sign jointly with the President the minutes of such meetings. Alternately to the President of the Corporation, the Secretary may give or cause to be given notice of all meetings of the shareholders and the Board of Directors and shall perform all other duties entrusted to him by the Board of Directors or the President of the Corporation, who shall be in charge of his supervision.

CHAPTER VI. STOCK CERTIFICATES

ARTICLE 45: The contents and form of the stock certificates of the Corporation shall be determined by the Board of Directors and shall necessarily include its sequential number, the name of the owner and the issuance date of the certificate, and shall comply with the laws of the Republic of Panama, the Articles of Incorporation and these By-Laws.

ARTICLE 46: The stock certificates of the Corporation shall be signed by the President of the Corporation or by the Executive President and the Secretary or Treasurer.

ARTICLE 47: Any and all signatures on the stock certificates may be facsimiles. In the event any of the officers of the Corporation or employees of the registration and transfer agent or agents of the stock of the Corporation who have signed a stock certificate or whose facsimile signature is affixed on a particular stock certificate shall cease to be an officer of the Corporation or an employee of the respective registration and transfer agent before the certificate is issued and outstanding, said certificate may be issued by the Corporation as if the officer of the Corporation or employee of the relevant registration and transfer agent were holding the respective position on the date of issuance.

ARTICLE 48: The Corporation shall keep one or more Registers of Stock and Stock Transfers, according to the stock classes composing the authorized capital of the Corporation, in which shall validly be registered the issuance and transfers of shares according to the law, including the name of the shareholder and its address, the number and class of shares owned thereby, the number and date of issuance of the stock certificate, the amount paid for such shares or that they are fully paid and non-assessable; and the number and the cancellation date of each certificate delivered to the Corporation for its cancellation.

ARTICLE 49: The Corporation shall appoint one or more registration and transfer agents for the stock of the Corporation.

ARTICLE 50: The transfer of shares shall be annotated in the registers of stock and transfer of shares of the Corporation and no new certificate shall be issued to replace an existing stock certificate unless the existing certificate for the same number of shares represented by the new certificate is previously delivered to the Corporation for its cancellation.

ARTICLE 51: In the event of loss or damage of any stock certificate, a new certificate may be issued in its stead once the respective loss or damage has been evidenced and the Corporation is given satisfactory indemnity bond in the amount and terms determined by the Board of Directors.

CHAPTER VII. FINANCIAL STATEMENTS

ARTICLE 52: The Corporation shall close its accounts on December 31 of each year and shall have the annual financial statements prepared and audited for the completed fiscal period which shall at least include the corresponding balance sheet and a detailed report of its profit and loss accounts. These shall be submitted for the consideration of the Board of Directors, which after studying and approving them, shall be disclosed by the Board of Directors, together with the report of the external auditors, to the Annual Meeting of Shareholders within a period of 120 days after the pertinent fiscal period.

ARTICLE 53: The financial statements shall be prepared according to generally accepted accounting principles and shall accurately show the profits and losses realized.

CHAPTER VIII. EXTRORDINARY VOTE

ARTICLE 54: The lending activities of the Corporation shall be limited to the financing of trade operations in Latin America countries, unless the Board of Directors of the Corporation authorize otherwise by the affirmative vote of at least seven of its members at a meeting of the Board of Directors. This affirmative vote shall not be required, however, for (i) the refinancing of non-trade credits, if such refinancing would, in the reasonable judgment of Management, improve the ability of the Corporation to collect these credits, (ii) the refinancing of trade credits as non-trade credits, if such refinancing would, in the reasonable judgment of Management, improve the ability of the Corporation to collect these credits, and (iii) other credits not covered in paragraphs (i) and (ii) above, provided that at least ninety percent (90%) of the aggregate of all disbursements corresponding to all such other credits shall be made to finance trade operations.

ARTICLE 55: The Corporation shall not voluntarily delist its Class E shares of common stock from the New York Stock Exchange, without the consent of all Directors of the Corporation.

CHAPTER IX. AMENDMENTS TO THE BY-LAWS

ARTICLE 56: The Board of Directors may amend or modify these By-Laws by affirmative vote of the majority of its members at any meeting duly held, except for an amendment or modification to Article 54, which shall require the affirmative vote of at least seven of the members of the Board of Directors at a meeting of the Board of Directors, and for an amendment or modification to Article 55, which shall require the affirmative vote of all members of the Board of Directors at a meeting of the Board of Directors.